(LOGO) GREAT FINANCIAL BANK

One Financial Square
Louisville, KY 40202-3322

502-562-6000




January30, 1998

MANAGEMENT'S ASSERTION REPORT ON COMPLIANCE WITH MINIMUM SERVICING STANDARDS

To the Stockholder:

As of and for the year ended December 31, 1997, Great Financial Bank, FSB has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, Great Financial Bank, FSB had in effect a fidelity bond and errors and omissions policy in the amount of $9,000,000 and $20,000,000, respectively.



By:   /s/William L.Boue
William L. Boue
Title: First Vice President - Loan Administration

By:   /s/Paul M. Baker
      Paul M. Baker
Title: Chairman and Chief Executive Officer




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